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                                                                      EXHIBIT 11

                      SENSORMATIC ELECTRONICS CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                 (In thousands)

                                                                       YEAR ENDED JUNE 30,
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                                                                     1996      1995      1994
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Income:
  Income from continuing operations                                $(97,674)  $69,551   $72,065
  Discontinued operations                                                 -     4,100         -
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                                                                    (97,674)   73,651    72,065
  Add interest expense (net of tax) on 7% convertible
     subordinated debentures                                              -         -     4,902
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  Adjusted net income for fully diluted computation                $(97,674)  $73,651   $76,967
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Common shares:
  Weighted average shares outstanding during the year                73,588    70,752    60,097
  Potential dilutive exercise of stock options and warrants(1)            -     1,227     1,788
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  Shares included in computation or primary earnings per share       73,588    71,979    61,885
  Shares issuable on conversion of 7% convertible
     subordinated debentures                                              -         -     6,359
  Maximum dilution of stock options and warrants(2)                       -       188        99
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  Shares included in computation of fully diluted earnings per
     share                                                           73,588    72,167    68,343
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

(1) Computed under the treasury stock method based on the average price during the periods.
(2) Computed under the treasury stock method based on the stock price at end of periods if higher than the average price during the periods.